Exhibit 99.1

FOSSIL GROUP, INC.  REPORTS SECOND QUARTER FISCAL 2015 RESULTS;

Second Quarter Net Sales of $740 Million; Diluted EPS of $1.12

Updates Full Year Guidance and Provides Third Quarter Guidance

Richardson, TX. August 11, 2015 — Fossil Group, Inc. (NASDAQ: FOSL) (the “Company” or “Fossil Group”) today reported its financial results for the fiscal quarter ended July 4, 2015.  In the second quarter of fiscal 2015, the translation impact from the strengthening of the U.S. dollar negatively impacted net sales by $50.9 million and reduced diluted EPS by $0.30.  On a constant currency basis, second quarter net sales increased 2%.

Second Quarter Fiscal 2015 Revenue Summary

In the second quarter of fiscal 2015, reported worldwide net sales decreased 4% or $33.8 million driven by the negative impact of changes in foreign currency.  The following table provides a summary of net sales performance compared to the second quarter of fiscal 2014.

	Reported	Constant
	Results (1)	Currency (2)

Total Company	-4%	+2%
Americas	+1%	+3%
Europe	-12%	+2%
Asia	-6%	+1%

Watches	-6%	flat
Leathers	+2%	+9%
Jewelry	-1%	+11%

(1)         Includes impacts from currency.

(2)         Eliminates the effect of the stronger U.S. dollar in fiscal 2015 to give investors a better understanding of the underlying trends within the business.

The Company reported net income for the second quarter of fiscal 2015 of $54.6 million compared to $52.5 million for the second quarter of fiscal 2014.  Diluted earnings per share were $1.12, compared to $0.98 for the second quarter of fiscal 2014.  In constant currency, diluted earnings per share for the second quarter of fiscal 2015 were $1.42, including a restructuring charge of $0.10 per diluted share.  The favorable earnings per share impact of the comparable 2% sales growth, non-operating gains and a lower share base combined to drive the increase in diluted earnings per share.

Kosta Kartsotis, Chief Executive Officer, commented on the results.  “For the second quarter, we delivered constant currency sales growth across all regions and earnings per share growth ahead of our expectations.  Sales were strong for both Fossil and Skagen in all regions, with early indications that our demand creation initiatives are working.  These initiatives will expand sharply in the second half of the year to further drive Fossil and Skagen sales performance.  We drove strong growth in branded jewelry, a category that continues to resonate with customers around the globe and our leather business continued to accelerate.  Our licensed watch portfolio business did not meet our expectations for the quarter as several factors and many unique regional challenges impacted near-term demand in the category.”

Mr. Kartsotis concluded, “While near term-challenges exist, we remain confident in our long-term strategies.  We will continue to drive innovation across our portfolio to grow our business and deliver high returns.  We will continue to invest in our owned brands, create a greater consumer connection and enhance our digital capabilities, while driving our category leadership with our world-class portfolio of licensed brands.  We are making great progress in our pursuit of connected accessories, with exciting new products launching this Fall.  We believe a branded fashion experience will be the catalyst to further accelerate the connected accessory trend and that we are uniquely positioned to leverage our capabilities and technology partnerships to be a leader in this space.  We operate a diversified business model, supported by a solid financial position and powerful cash flow generation, which helps us navigate through both good and challenging times.  We believe we are set up to win over the long term and we remain excited about our future.”

Operating Results

During the second quarter of fiscal 2015, the translation impact of a stronger U.S. dollar decreased the Company’s reported net sales by $50.9 million, operating income by $27.6 million and diluted earnings per share by $0.30.  The following discussion of the Company’s net sales is calculated in constant dollars and reflects regional performance based on sales in all channels within the geographic location.

Second quarter 2015 worldwide net sales increased 2% or $17.1 million, reflecting modest sales growth in the Americas, Europe and Asia, and increases in the SKAGEN® and FOSSIL® brands compared to last fiscal year.  Across product categories, leathers and jewelry drove the increase while watch sales were roughly flat to last fiscal year.

Net sales in the Americas increased 3% or $11.3 million compared to the second quarter of fiscal 2014, with strong growth in jewelry, along with increases in both leathers and watches.  The region’s growth was driven through the retail channel, where same store sales increased compared to last fiscal year.

Net sales in Europe increased 2% or $4.0 million compared to the second quarter of fiscal 2014, with increases in jewelry and leathers, while watches were down slightly compared to last fiscal year.  Within the region, an increase in France was partially offset by a decline in the United Kingdom.

Net sales in Asia increased 1% or $1.8 million compared to the second quarter of fiscal 2014, with a strong increase in leathers and a slight increase in jewelry while watches were down slightly compared to last fiscal year.  Within the region, increases in India, Japan and Australia were partially offset by a decline in South Korea.

Global retail comps for the second quarter of fiscal 2015 increased 2% compared to the second quarter of fiscal 2014.  Comparable sales increases in the Americas and Europe were partially offset by a decline in Asia.  Comparable sales increases in watches and leathers were partially offset by a decline in jewelry.

During the second quarter of fiscal 2015, gross margin decreased 220 basis points to 55.3%, driven primarily by changes in foreign currencies.  The favorable impact of the Company’s price initiatives were partially offset by the impact of continued outlet promotions.

The Company’s operating expenses decreased during the second fiscal quarter, primarily due to the impact of changes in foreign currencies.  Restructuring costs of $6.5 million and the impact of 2014 store additions were offset by the favorable impact of changes in foreign currency, lower infrastructure spending and a shift in advertising, which occurred earlier in the prior fiscal year.  These factors also resulted in a 70 basis point decrease in the operating expense rate to 45.8%.

Operating income for the second quarter of fiscal 2015 decreased to $70.4 million, compared to the prior fiscal year second quarter as the impact of the comparable 2% sales increase was more than offset by the unfavorable impact of currencies.  Operating margin decreased to 9.5% compared to 11.0% in the prior fiscal year, driven primarily by a 290 basis point impact from changes in foreign currencies.

During the fiscal second quarter, interest expense increased $1.1 million to $5.0 million and other income increased $15.4 million to $14.3 million as a result of net gains on foreign currency contracts and account balances and a gain associated with an interest rate hedge settlement.

The Company’s effective income tax rate in the second quarter of fiscal 2015 was 28.7% compared to 31.2% for the second quarter of fiscal 2014.  The lower tax rate was driven by the favorable impact of tax audits completed during the fiscal quarter.

Share Repurchase

During the second quarter of fiscal 2015, the Company invested $103 million to repurchase 1.3 million shares of its common stock at an average price of $82 per share.  As of July 4, 2015, the Company had $842 million remaining on its existing share repurchase authorizations.

Sales and Earnings Guidance

For fiscal 2015, the Company continues to expect that its results will be significantly negatively impacted by foreign currency changes as well as restructuring charges, which were largely recorded in the first half of the fiscal year.

GAAP Guidance

For fiscal 2015, the Company now expects:

•                  Net sales to decrease in the range of 8.0% to 4.0%

•                  Operating margin in a range of 10.5% to 11.5%

•                  Diluted earnings per share in a range of $4.80 to $5.60

For the third quarter of fiscal 2015, the Company expects:

•                  Net sales to decrease in the range of 15.0% to 10.0%

•                  Operating margin in a range of 9.5% to 11.0%

•                  Diluted earnings per share in a range of $1.03 to $1.28

Adjusted Guidance

The Company also provided an estimate of its guidance in constant dollars, excluding both the impact of fiscal 2015 restructuring charges as well as the sales impact from the extra week in fiscal 2014:

For fiscal 2015, adjusted guidance is:

•                  Net sales to be in the range of a 1.0% decrease to a 3.0% increase

•                  Operating margin in a range of 14.0% to 15.0%

•                  Diluted earnings per share in a range of $6.20 to $7.00

For the third quarter of fiscal 2015, adjusted guidance is:

•                  Net sales to decrease in the range of 8.0% to 3.0%

•                  Operating margin in a range of 13.5% to 15.0%

•                  Diluted earnings per share in a range of $1.45 to $1.70

In determining its adjusted guidance, the Company estimated the fiscal 2015 unfavorable impacts of foreign currency changes, 2015 restructuring charges and the extra week in fiscal 2014 as follows:

	Full Year	Third Quarter

Negative Impact on Net Sales Growth
Foreign Currency Translation	580 basis points	700 basis points
Extra Week in Fiscal 2014	125 basis points	—

Negative Impact on Operating Margin
Foreign Currency Translation	280 basis points	340 basis points
2015 Restructuring Charges	70 basis points	60 basis points

Negative Impact on Diluted Earnings Per Share
Foreign Currency Translation	$1.05	$0.36
2015 Restructuring Charges	$0.35	$0.06

The Company’s guidance assumes that foreign currency exchange rates that affect the company’s financial results remain at prevailing levels.

Safe Harbor

Certain statements contained herein that are not historical facts, including future earnings guidance as well as estimated impacts from foreign currency translation and restructuring charges, constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties.  The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements.  Among the factors that could cause actual results to differ materially are: changes in economic trends and financial performance, changes in consumer demands, tastes and fashion trends, lower levels of consumer spending resulting from a general economic downturn, shifts in market demand resulting in inventory risks, changes in foreign currency exchange rates, and the outcome of current and possible future litigation, as well as the risks and uncertainties set forth in the Company’s Annual Report on Form 10-K for the fiscal year ended January 3, 2015 filed with the Securities and Exchange Commission (the “SEC”). These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that future developments affecting us will be those that we anticipate.  Readers of this release should consider these factors in evaluating, and are cautioned not to place undue reliance on, the forward-looking statements contained herein.  The Company assumes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, except as required by law.

About Fossil Group, Inc.

Fossil Group, Inc. is a global design, marketing and distribution company that specializes in consumer lifestyle and fashion accessories.  The Company’s principal offerings include an extensive line of men’s and women’s fashion watches and jewelry sold under a diverse portfolio of proprietary and licensed brands, handbags, small leather goods, accessories and apparel.  The Company’s products are sold to department stores, specialty retail stores and specialty watch and jewelry stores in the U.S. and in approximately 150 countries worldwide through 26 Company-owned foreign sales subsidiaries and a network of approximately 75 independent distributors.  The Company also distributes its products in over 600 Company-owned and operated retail stores, through its international e-commerce websites and through the Company’s U.S. e-commerce website at www.fossil.com. Certain press release and SEC filing information concerning the Company is also available at www.fossilgroup.com.

Investor Relations:	Eric M. Cerny	Allison Malkin
	FOSSIL GROUP, Inc.	ICR, Inc.
	(855) 336-7745	(203) 682-8225

Consolidated Income	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 27 Weeks Ended
Statement Data (in millions, except per share data):	July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014
Net sales	$740.0	$773.8	$1,465.1	$1,550.4
Cost of sales	330.5	329.2	654.9	662.6
Gross profit	409.5	444.6	810.2	887.8
Gross margin	55.3%	57.5%	55.3%	57.3%
Operating expense	332.6	359.8	665.0	698.3
Restructuring expense	6.5	0.0	18.6	0.0
Total operating expense	339.1	359.8	683.6	698.3
Total operating expense (% of net sales)	45.8%	46.5%	46.7%	45.0%
Operating income	70.4	84.8	126.6	189.5
Operating margin	9.5%	11.0%	8.6%	12.2%
Interest expense	5.0	3.9	9.2	7.6
Other expense (income) — net	(14.3)	1.1	(21.5)	1.5
Income before income taxes	79.7	79.8	138.9	180.4
Tax provision	22.9	24.9	41.4	56.3
Less: Net income attributable to noncontrolling interest	2.2	2.4	4.8	5.2
Net income attributable to Fossil Group, Inc.	$54.6	$52.5	$92.7	$118.9
Basic earnings per share	$1.12	$0.98	$1.87	$2.21
Diluted earnings per share	$1.12	$0.98	$1.87	$2.20
Weighted average common shares outstanding:
Basic	48.6	53.5	49.5	53.8
Diluted	48.7	53.7	49.6	54.0

	July 4,	July 5,
Consolidated Balance Sheet Data (in millions):	2015	2014

Assets:
Cash and cash equivalents	$249.9	$272.6
Accounts receivable-net	254.5	304.6
Inventories	669.3	664.2
Other current assets	192.6	168.6
Total current assets	$1,366.3	$1,410.0

Property, plant and equipment - net	$329.2	$359.9
Goodwill	197.7	206.4
Intangible and other assets - net	166.2	184.3
Total long-term assets	$693.1	$750.6

Total assets	$2,059.4	$2,160.6
Liabilities and Stockholders’ Equity:
Accounts payable, accrued expenses and other current liabilities	$361.6	$420.0
Short-term debt	20.3	13.7
Total current liabilities	$381.9	$433.7

Long-term debt	$674.4	$533.2
Other long-term liabilities	158.7	178.0
Total long-term liabilities	$833.1	$711.2

Stockholders’ equity	$844.4	$1,015.7

Total liabilities and stockholders’ equity	$2,059.4	$2,160.6

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 27 Weeks Ended
Business Segment Net Sales (in millions):	July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014
Segment:
Americas	$386.1	$380.7	$752.7	$763.4
Europe	227.9	259.0	462.2	519.3
Asia	126.0	134.1	250.2	267.7

Total net sales	$740.0	$773.8	$1,465.1	$1,550.4

Product Category Information

	For the 13 Weeks Ended	For the 13 Weeks Ended	For the 26 Weeks Ended	For the 27 Weeks Ended
Product Sales (in millions):	July 4, 2015	July 5, 2014	July 4, 2015	July 5, 2014
Watches	$575.8	$611.2	$1,127.7	$1,212.6
Leathers	89.4	87.3	182.3	187.1
Jewelry	55.8	56.2	118.8	112.7
Other	19.0	19.1	36.3	38.0

Total net sales	$740.0	$773.8	$1,465.1	$1,550.4

Store Count Information

	July 4, 2015						July 5, 2014
	Americas	Europe		Asia	Total		Americas	Europe	Asia	Total
Full price accessory	138	126		63	327		148	114	51	313
Outlets	145	66		42	253		129	49	35	213
Full price multi-brand	1	5		22	28		6	6	20	32
Total stores	284	197	*	127	608	*	283	169	106	558

*Includes stores associated with acquisition completed in South African market in the first fiscal quarter of 2015.

Constant Currency Financial Information

The following table presents the Company’s business segment and product net sales on a constant currency basis.  To calculate net sales on a constant currency basis, net sales for the current fiscal year period for entities reporting in currencies other than the U.S. dollar are translated into U.S. dollars at the average rates during the comparable period of the prior fiscal year.

	Net Sales For the 13 Weeks Ended July 4, 2015
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$386.1	$(5.9)	$392.0
Europe	227.9	(35.1)	263.0
Asia	126.0	(9.9)	135.9
Total net sales	$740.0	(50.9)	$790.9

	Net Sales For the 26 Weeks Ended July 4, 2015
(in millions)	As Reported	Impact of Foreign Currency Exchange Rates	Constant Currency
Segment:
Americas	$752.7	$(10.1)	$762.8
Europe	462.2	(68.9)	531.1
Asia	250.2	(17.1)	267.3
Total net sales	$1,465.1	(96.1)	$1,561.2

END OF RELEASE